Exhibit 5.1

OPINION OF STUART | MOORE

[Letterhead of Stuart | Moore]

February 4, 2011

Board of Directors

Citizens Bancorp

208 Providence Mine Road Suite 122

Nevada City, California  95959

Re:

Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) being filed by Citizens Bancorp (the “Company”) with the Securities & Exchange Commission in connection with the registration under the Securities Act of 1933 of 10,000,000 units (“Units”) composed of one (1) shares of the Company’s common stock (the “Common Stock”) and two (2) warrants for Common Stock (the “Warrants”).

We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

        Our opinion below assumes that the appropriate action will be taken, prior to the offer and sale of the Common Stock, to register and qualify the Common stock for sale under all applicable state securities or "blue sky" laws.

       Based upon the foregoing and the other assumptions contained herein, it is the opinion of the undersigned that the Units, the Common Stock included in the Units and Warrants to be sold by the Company pursuant to and on the terms set forth in to the Registration Statement are duly authorized, validly issued, fully paid and non-assessable. We express no opinion on the shares of Common Stock to be issued upon the proper exercise of the Warrants pursuant to their terms since such shares are not being registered in this Registration Statement. In addition, upon issuance, each Warrant will represent a legal and binding obligation of the Company except to the extent limited by bankruptcy and other creditor rights laws and general principles of equity.

     This opinion is issued solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or related documents without the prior written consent of this firm in each instance.

    This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the heading "Legal Matters" therein and in the related prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Stuart | Moore

STUART | MOORE